EXHIBIT 99.1

            Mitchell Derenzo of American River Bankshares to Speak at
                           Community Bank Conference

Sacramento, CA, August 8, 2007 - Mitchell A. Derenzo, EVP and CFO of American River Bankshares (NASDAQ-GS: AMRB), is scheduled to speak at the Howe Barnes Hoefer & Arnett 12th Annual Community Bank Conference in Chicago, Illinois on August 14th at approximately 9:50 a.m. Central Time (7:50 a.m. Pacific Time).

Presentations will be webcast live at http://www.howebarnes.com and will be available for seven days beginning one hour after the conclusion of the event. In addition, American River Bankshares presentation materials will be available online after the event at www.amrb.com.

The conference will feature presentations from more that 35 public community banking companies, representing all areas of the country.


About Howe Barnes Hoefer & Arnett, Inc.
---------------------------------------
Established in 1915, Howe Barnes Hoefer & Arnett, Inc. is a full service brokerage firm headquartered in Chicago, IL with offices in eight states throughout the U.S. Through its bank sales and trading, research, investment banking and asset finance services departments, Howe Barnes specializes in community banks and thrifts. Through its private client services department, the firm provides investment advice and products to both individual and institutional customers. Howe Barnes Hoefer & Arnett is the exclusive provider of capital markets services for the Independent Community Bankers of America
(ICBA). The firm delivers fixed income products and services through a strategic initiative with Vining Sparks IBG, Memphis, Tennessee. (www.howebarnes.com)


About American River Bankshares
-------------------------------
American River Bankshares (NASDAQ-GS: AMRB) is the parent company of American River Bank ("ARB"), a community business bank serving the Greater Sacramento Area that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.




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